Exhibit 3.4

AMENDMENT TO THE BYLAWS OF

BIOLARGO INC.

The bylaws of BioLargo Inc. (“Bylaws”) are hereby amended as follows:

Article I, Section 1.4, titled “Quorum”, is hereby deleted in its entirety and replaced with the following:

“Section 1.4 Quorum. Except as otherwise provided by law or in the Certificate of Incorporation or these By-Laws, at any meeting of stockholders, the holders of one-third (1/3) of the outstanding shares of each class of stock entitled to vote at the meeting shall be present or represented by proxy in order to constitute a quorum for the transaction of any business. In the absence of a quorum, a majority in interest of the stockholders present who are entitled at the time to vote or the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 1.5 of these By-Laws until a quorum shall attend.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

AS APPROVED BY THE BOARD OF DIRECTORS EFFECTIVE: August 13, 2018.